Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment is dated as of March 24, 2009 (this “Amendment”), by and among DG FastChannel, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the banks and other financial institutions party to this Amendment, as Lenders, and Bank of Montreal, as Agent for the Lenders (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

                A.       The Borrower, the Guarantors, the financial institutions listed on the signature pages thereof as Lenders and the Agent have heretofore entered into that certain Amended and Restated Credit Agreement, dated as of March 13, 2008 (the “Credit Agreement”); and

                 B.       The Borrower has asked the Lenders to (i) increase the amount by which the Term Loans may be increased, (ii) revise the Applicable Margin, (iii) revise certain financial covenants and related definitions, (iv) revise certain mandatory prepayment provisions and (v) make certain other amendments to the Credit Agreement, and the Lenders and Administrative Agent are willing to do so on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

                 Section 1.1       Use of Defined Terms.  Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.

ARTICLE II
AMENDMENT

                 Section 2.1       Section 1.4(a) of the Credit Agreement is hereby amended by deleting the defined term “Base Rate” appearing therein and inserting in its place the following:

“Base Rate” means, for any day, a rate per annum equal to the greatest of:  (a) the rate of interest announced or otherwise established by the Person serving as Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be such Person’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Person serving as Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.  As used herein, the term “LIBOR Quoted Rate” means, for any day, a rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage (calculated for this purpose as if each Base Rate Loan were a Eurodollar Loan).

                 Section 2.2       Section 1.8(a) of the Credit Agreement is hereby amended by inserting immediately prior to the “.” at the end thereof the following: “; provided further that the first principal installment of any additional Term A Loans advanced on the First Amendment Effective Date shall be due on June 30, 2009 and the principal installment due on March 31, 2009 shall be applied to the payment of Term A Loans outstanding on the date immediately preceding the First Amendment Effective Date.”

                 Section 2.3       Section 1.9(b)(iii) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

                (iii) (A) Within two (2) days after receipt of the Borrower’s year-end audited financial statements, and in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2009), the Borrower shall prepay the Obligations by an amount equal to the ECF Prepayment Percentage of Excess Cash Flow of Borrower and its Subsidiaries for the most recently completed fiscal year of the Borrower.  The amount of each such prepayment shall be applied, subject to Section 1.9(b)(v) below, first to the outstanding Term Loans (to be applied on a ratable basis between the Term A Loans and Acquisition Loans based on the outstanding principal amount thereof) until paid in full and then to the Revolving Credit.

                (B)  If after the First Amendment Effective Date the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than (i) equity securities issued in connection with the exercise of employee stock options or stock appreciation rights plans, any management and/or director ownership or incentive plans, any employment termination agreement or employment agreement, (ii) equity securities of the Borrower issued to the seller of an Acquired Business in connection with any Permitted Acquisition, (iii) equity securities issued by the Borrower the proceeds of which are used within 45 days of receipt by the Borrower to fund all or any portion of the purchase price of any Permitted Acquisition, (iv) equity securities of a Subsidiary issued to the Borrower or another Subsidiary, or (v) equity securities of the Borrower the proceeds of which are used to repay the Bridge Loan, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt (or, in the case of clause (iii) above, promptly after the 45th day after receipt) by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to the lesser of (I) 50% of the amount of such Net Cash Proceeds and (II) such percentage of such Net Cash Proceeds necessary to cause the Borrower’s Total Leverage Ratio calculated as of the end of the Borrower’s most recently completed fiscal quarter to be less than or equal to 2.00 to 1.00 calculated as if such prepayment were made on the last day of such fiscal quarter.  The amount of each such prepayment shall be applied, subject to Section 1.9(b)(v) below, first to the outstanding Term Loans (to be applied on a ratable basis between the Term A Loans and Acquisition Loans based on the outstanding principal amount thereof) until paid in full and then to the Revolving Credit.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

                 Section 2.4       Section 2.1 of the Credit Agreement is hereby amended by deleting the phrase “equal to 0.25%” appearing therein and inserting in its place the phrase “equal to the Applicable Margin”.

                 Section 2.5       Section 5.1 of the Credit Agreement is hereby amended by (i) deleting the defined term “Senior Leverage Ratio,” (ii) amending the defined terms “Applicable Margin,”

“ECF Prepayment Percentage,” “Fixed Charges,” “Permitted Acquisition,” and “Term Loan Increase Availability” in their entirety and as so amended to read as set forth below and (iii) inserting new defined terms  “Bridge Loan Repayment,” “Cash on Hand,” “First Amendment,” and “First Amendment Effective Date” as set forth below in their proper alphabetical order:

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level IV in Grid A below or Level IV in Grid B below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

GRID A

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING CREDIT, TERM A CREDIT AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER REVOLVING CREDIT, TERM A CREDIT AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE

IV	Greater than 2.5 to 1.0	3.50%	4.50%	0.500%

III	Less than or equal to 2.5 to 1.0, but greater than 2.0 to 1.0	3.00%	4.00%	0.450%

II	Less than or equal to 2.0 to 1.0, but greater than 1.5 to 1.0	2.50%	3.50%	0.375%

I	Less than or equal to 1.5 to 1.0	2.00%	3.00%	0.250%

GRID B

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER ACQUISITION CREDIT SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER ACQUISITION CREDIT SHALL BE:

IV	Greater than 2.5 to 1.0	4.00%	5.00%

III	Less than or equal to 2.5 to 1.0, but greater than 2.0 to 1.0	3.50%	4.50%

II	Less than or equal to 2.0 to 1.0, but greater than 1.5 to 1.0	3.00%	4.00%

I	Less than or equal to 1.5 to 1.0	2.50%	3.50%

For purposes hereof, the term “Pricing Date” means, (i) for any fiscal quarter of the Borrower ending on or after June 30, 2009, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof and (ii) on any date after the First Amendment Effective Date, on each such date on which the Borrower or any Guarantor consummates a Permitted Acquisition that is financed (in whole or in part) by an Acquisition Loan.  The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter (calculated, in the case of clause (ii) above, as if the Permitted Acquisition was consummated on the last day of the immediately preceding fiscal quarter) and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV with respect to Grid A and Level IV with respect to Grid B shall apply).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Bridge Loan Repayment” means the repayment of the Bridge Loan by the Borrower with the proceeds from all or any combination of any of the following: (a) the issuance of any equity, (b) the issuance of any subordinated debt, (c) any cash or cash equivalents on the Borrower’s balance sheet, (d) borrowings of Revolving Loans, and/or (e) the proceeds of any Term Loan Increase.

“Cash on Hand” means the aggregate amount of cash of the Borrower and its Subsidiaries held in accounts subject to a demand deposit account control agreement in favor of the Administrative Agent minus (i) the amount of accounts payable of the Borrower and its Subsidiaries in excess of historically normal levels as determined by the Borrower in good faith minus (ii) the aggregate amount of payroll and other significant expenditures of the Borrower and its Subsidiaries to be paid within 14 days of the date of such calculation as determined by the Borrower in good faith plus (iii) the lesser of (a) the aggregate amount of accounts receivable of the Borrower and its Subsidiaries that the Borrower reasonably expects to collect within 14 days of the date of such calculation as determined by the Borrower in good faith and (b) the amount calculated in clause (ii) above.

“ECF Prepayment Percentage” means 50% for the fiscal year ending December 31, 2009; provided that so long as no Event of Default shall have occurred and be continuing such percentage shall be permanently reduced to (a) 25% at such time as the Total Leverage Ratio as demonstrated by the financial statements of the Borrower submitted pursuant to Section 8.5 hereof has been less than 2.50 to 1.00 for two (2) consecutive fiscal quarters ending on or after September 30, 2009, and (b) 0% at such time as the Total Leverage Ratio as demonstrated by the financial statements of the Borrower submitted pursuant to Section 8.5 hereof has been less than 2.00 to 1.00 for two (2) consecutive fiscal quarters ending on or after September 30, 2009.

“First Amendment” means that certain First Amendment dated as of March 24, 2009 to the Credit Agreement.

“First Amendment Effective Date” means the date upon which the First Amendment becomes effective pursuant to Section 4.1 of the First Amendment.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, (b) cash Interest Expense for such period, (c) federal, state, and local income taxes paid or payable by the Borrower and its Subsidiaries in cash during such period, (d) the aggregate amount of dividends paid in cash by the Borrower during such period, and (e) the aggregate cash consideration paid by the Borrower during such period in connection with any repurchases of its capital stock; provided that for each quarterly period ending on or prior to March 31, 2010 for purposes of clause (a) above, the Borrower shall be deemed to have made scheduled principal payments on the Term A Loans in the amount equal to $4,750,000.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)           the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b)           the Acquisition shall not be a Hostile Acquisition;

(c)           the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm or such financial statements shall have undergone review of a scope satisfactory to the Administrative Agent;

(d)           the Total Consideration for the Acquired Business shall not exceed $40,000,000 and, when taken together with the Total Consideration for all Acquired Businesses acquired since the First Amendment Effective Date, shall not exceed $75,000,000 in the aggregate;

(e)           the Borrower shall have notified the Administrative Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information and 3-year pro forma financial forecasts of the Acquired Business on a stand alone basis as well as of the Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating satisfaction of the condition described in clause (g) below;

(f)            if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(g)           after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist;

(h)           the Borrower delivers to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower would have a Total Leverage Ratio as of the last day of the last fiscal quarter for which financial statements have been delivered on a pro forma basis that is not greater than the lesser of: (i) 2.50 to 1.00 and (ii) 0.25 to 1.00 below the then maximum Total Leverage Ratio permitted by Section 8.22(a) (assuming the indebtedness incurred at the time of such Acquisition was incurred on the first day of such 12-month period and on a pro forma basis after giving effect to such Acquisition);

(i)            the Acquired Business has Adjusted EBITDA, the calculation and determination of which shall be reasonably acceptable to the Administrative Agent, greater than zero;

(j)            all obligations under the Bridge Loan shall have been repaid ; and

(k)           after giving effect to the Acquisition and any Credit Event in connection therewith, the sum of (x) Excess Availability plus (y) Cash on Hand as of such date, shall equal or exceed $15,000,000.

“Term Loan Increase Availability” means an aggregate principal amount for all Term Loan Increases of $65,000,000 minus the aggregate principal amount of the Bridge Loan repaid after the First Amendment Effective Date (other than with the proceeds of a Term Loan Increase); provided that any such Term Loan Increase shall be in an aggregate amount of not less than $2,500,000 (or, if the proceeds of such Term Loan Increase are to be used to repay the Bridge Loan, such lesser amount approved by the Administrative Agent).

Section 2.6            Section 8.5(a) of the Credit Agreement is hereby amended by deleting the phrase “each fiscal quarter of each fiscal year” appearing therein and inserting in its place the phrase “the first three fiscal quarters of each fiscal year”.

Section 2.7            Section 8.21 of the Credit Agreement is hereby amended in its entirety and as so amendment shall read as follows:

Section 8.21.        Subordinated Debt.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt; (b) make any voluntary prepayment of Subordinated Debt, or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt that is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations; provided, however, that notwithstanding the foregoing clauses (b) and (c), the Borrower and its Subsidiaries may effect any Bridge Loan Repayment only so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from such payment and (ii) if the case of a Bridge Loan Repayment pursuant to clauses (c), (d) and (e) of the definition thereof, (A) after giving effect to such payment, the sum of (x) Excess Availability and (y) Cash on Hand as of such date, shall equal or exceed $15,000,000, and (B) the Borrower is in compliance with Section 8.22(a) on a pro forma basis after giving effect to such payment by more than 0.25 to 1.0.   Notwithstanding the foregoing, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 2.8            Section 8.22 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

Section 8.22.        Financial Covenants.  (a) Total Leverage Ratio.  As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

FISCAL QUARTER ENDING ON OR ABOUT	TOTAL LEVERAGE RATIO SHALL NOT BE GREATER THAN:

12/31/08 through 09/30/09	3.00 to 1.0

10/01/09 through 09/30/10	2.75 to 1.0

10/01/10 through 09/30/11	2.50 to 1.0

10/01/11 and at all times thereafter	2.25 to 1.0

(b)  Senior Leverage Ratio.  [Intentionally Omitted]

(c)  Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than the corresponding ratio set forth opposite such period:

FISCAL QUARTER ENDING ON OR ABOUT	FIXED CHARGE COVERAGE RATIO SHALL NOT BE LESS THAN:

12/31/08 through 12/31/10	1.25 to 1.0

01/01/11 and at all times thereafter	1.50 to 1.0

(d)  Net Worth.  The Borrower shall at all times maintain Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than (i) $197,078,000 plus (ii) 50% of Net Income for each fiscal quarter of the Borrower ending after December 31, 2008 and thereafter for which such Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Net Worth required to be maintained hereunder for any fiscal quarter in which Net Income is less than zero), plus (iii) 50% of the aggregate increases in shareholder equity by the Borrower and its Subsidiaries in connection with the issuance of any equity securities of the Borrower or any of its Subsidiaries (including the conversion of any Indebtedness for Borrowed Money into equity securities of the Borrower).

Section 2.9            Section 8.23 of the Credit Agreement is hereby amended by inserting immediately follow the first sentence thereof the following:

Unless the Administrative Agent otherwise consents in its sole discretion, not less than sixty (60) days after the First Amendment Effective Date with respect to the Term Loan Increase advanced on the First Amendment Effective Date, the Borrower shall enter into and maintain in full force and effect one or more hedging agreements in such amounts and on such terms as shall result in effectively limiting the cost to the Borrower of changes in LIBOR with respect to an aggregate notional principal amount not less than 50% of the aggregate principal amount of the Term A Loans advanced on the First Amendment Effective Date for a period of at least two and one-half (2-1/2) years beginning on the First Amendment Effective Date.

Section 2.10         Exhibit E of the Credit Agreement shall be amended and restated in its entirety as set forth as Exhibit E attached hereto.

Section 2.11         The Borrower has requested that the Lenders waive the Excess Cash Flow prepayment requirement under Section 1.9(b) for the fiscal year ending December 31, 2008.  Upon satisfaction of the conditions precedent contained in Article IV of this Amendment, the Lenders hereby consent to such waiver.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1            Credit Agreement Representations.  In order to induce the Required Lenders to enter into this Amendment, the Borrower and Guarantors (collectively, “Loan Parties”) each hereby reaffirms, as of the date hereof after giving effect to this Amendment, its representations and warranties contained in Section 6 of the Credit Agreement and additionally represents and warrants to the Agent and each Lender as set forth in this Article III.

Section 3.2            Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Loan Party of this Amendment are within each Loan Party’s powers, have been duly authorized by all necessary corporate action, and do not:

(a)        contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Loan Party which would reasonably be expected to have a Material Adverse Effect or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party;

(b)        contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of their Property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(c)        result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Agent pursuant to the Loan Documents.

Section 3.3            Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of this Amendment.

Section 3.4            Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1            Effectiveness.  The effectiveness of this Amendment is subject to the following:

(i)            execution and delivery of this Amendment by each Loan Party and the Required Lenders;

(ii)           the Administrative Agent shall have received the fees as agreed between the Administrative Agent and the Borrower;

(iii)          the Administrative Agent shall have received copies of the Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary or certification from its Secretary or Assistant Secretary that no amendments have been made to any such documents since the Closing Date or, in the case of Enliven Marketing Technologies Corporation, since October 3, 2008;

(iv)          the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, together with specimen signatures of the persons authorized to execute this Amendment on the Borrower’s and each Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(v)           the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization;

(vi)          the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and each Subsidiary, in form and substance satisfactory to the Administrative Agent;

(vii)         the Administrative Agent shall have received evidence satisfactory to it that the Borrower’s Total Leverage Ratio was not greater than 2.50 to 1.00 as of the last day of the most recently completed fiscal quarter prior to the First Amendment Effective Date, but calculated as if the principal amount of the Bridge Loan repaid and Loans borrowed on the First Amendment Effective Date, occurred on the last day of such fiscal quarter; and

(viii)        the Administrative Agent shall have received evidence satisfactory to it that after giving effect to the Credit Event and prepayment of the Bridge Loan, in each case on the First Amendment Effective Date, (a) the sum of (x) Excess Availability plus (y) Cash on Hand as of such date shall equal or exceed $15,000,000 and (b) the aggregate principal amount of the Bridge Loan outstanding shall be no greater than $10,000,000.

If this Amendment becomes effective, the changes in the Applicable Margin shall take effect on the First Amendment Effective Date and on each day thereafter, but any payment of interest or fees due on or after the First Amendment Effective Date with respect to any amounts owing for any period prior thereto shall be computed on the basis of the Applicable Margin and commitment fee in effect prior to such effectiveness.

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.1            Ratification of and References to the Credit Agreement.  Except for the amendments expressly set forth above, the Credit Agreement and each other Loan Document is hereby ratified, approved and confirmed in each and every respect.  Each Loan Party hereby acknowledges and agrees that (i) the Liens created and provided for by the Loan Documents continue to secure, among other things, the Obligations arising under the Credit Agreement and the other Loan Documents, and (ii) the Loan Documents and the rights and remedies of the Agent thereunder, the obligations of Loan Parties thereunder, and the Liens created and provided for thereunder, remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Loan Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.  Reference to this Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement.

Section 5.2            Headings.  The various headings of this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 5.3            Execution in Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

Section 5.4.           No Other Amendments.  Except for the amendments expressly set forth above, the text of the Credit Agreement and the Loan Documents shall remain unchanged and in full force and effect, and the Lenders and the Agent expressly reserve the right to require strict compliance with the terms of the Credit Agreement and the Loan Documents.

Section 5.5.           Costs and Expenses.  The Borrower agrees to pay on demand all reasonable and documented costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Agent.

Section 6.6            Governing Law.  This Amendment shall be construed in accordance with and governed by the law of the State of Illinois.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

“BORROWER”

DG FASTCHANNEL, INC.

By
Name
Title

“GUARANTOR”

PATHFIRE, INC.

By
Name
Title

ENLIVEN MARKETING TECHNOLOGIES CORPORATION

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

“ADMINISTRATIVE AGENT”

BANK OF MONTREAL

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

“LENDERS”

BANK OF MONTREAL

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

WEBSTER BANK, NATIONAL ASSOCIATION

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

BANK OF THE WEST

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

FIRST BANK

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

CITIBANK, N.A.

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement

FIFTH THIRD BANK

By
Name
Title

First Amendment

to DG FastChannel, Inc.

Amended and Restated Credit Agreement